EXHIBIT 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is made and entered into as of July 14, 2006, among SECURE COMPUTING CORPORATION, a Delaware corporation (“Parent”) and CIPHERTRUST, INC., a Georgia corporation (the “Company”).

WHEREAS, Parent and Company are parties to that certain Agreement and Plan of Merger, dated as of July 11, 2006, with Peach Acquisition Corp., a Georgia corporation, and CT Shareholders’ Representative LLC, a Georgia limited liability company (the “Merger Agreement”); and

WHEREAS, Parent and Company desire to amend the Merger Agreement in accordance with Section 8.4 of the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used without definition in this First Amendment have the meanings assigned to them in the Merger Agreement.

2. Amendment to Section 1.1 (Definitions). Section 1.1 (Definitions) of the Merger Agreement is hereby amended as follows:

(i) Company Bookings. The following new defined term is hereby added to Section 1.1 of the Merger Agreement:

“Company Bookings” means orders for the Company’s products and services during a period (whether or not shipped during that period), including renewals of services agreements. Company Bookings will include a mutually agreed allocation of orders for a bundled product or service offering that includes both products or services of the Company and other products or services (including products or services of Parent).

(ii) Company Revenues. The defined term “Company Revenues” is hereby deleted from Section 1.1 of the Merger Agreement.

3. Amendment of Section 1.7(b) of the Merger Agreement. Section 1.7(b) of the Merger is hereby amended by deleting Section 1.7(b) in its entirety and replacing it with the following new Section 1.7(b):

“(b) Earnout Amount. As part of the Merger Consideration, Parent will pay the Earnout Amount in accordance with the provisions of this Section 1.7(b).

(i) The Earnout Amount will be determined as follows:

a) if the Company Bookings for the Determination Period are greater than or equal to $110,300,000, then the Earnout Amount will be $10,000,000.

b) if the Company Bookings for the Determination Period are greater than or equal to $88,240,000, but less than $110,300,000, then the Earnout Amount will be equal to (1) a fraction, the numerator of which is the excess of the Company Bookings over $88,240,000, and the denominator of which is $22,060,000, multiplied by (2) $10,000,000.

c) if the Company Bookings for the Determination Period are less than $88,240,000, then the Earnout Amount will be $0.”

(ii) Within fifteen (15) business days following the completion of the Determination Period (i.e., on or before October 19, 2007), Parent will provide the Shareholder Representative with a certificate setting forth the Company Bookings for the Determination Period and the calculation of the Earnout Amount (the “Certificate”).

(iii) Parent will provide the Shareholder Representative and its agents and representatives with reasonable access (with at least 48 hours prior notice) to the personnel, books and records of Parent and the Surviving Corporation to assist the Shareholder Representative in its review of Parent’s calculation of the Company Bookings.

(iv) The Shareholder Representative shall notify Parent in writing (the “Dispute Notice”) within thirty (30) days after receiving Parent’s calculation of the Company Bookings or the Earnout Amount if the Shareholder Representative disagrees with Parent’s calculation of the Company Bookings or the Earnout Amount, and such notice (if given) shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and the Shareholder Representative’s calculation of the Company Bookings and Earnout Amount.

(v) If no Dispute Notice is given within such thirty (30) day period, then Parent’s calculation of the Earnout Amount shall be final and binding upon the Parties and the Company Shareholders.

(vi) Upon receipt of a Dispute Notice, Parent and the Shareholder Representative shall negotiate in good faith to resolve any disagreement with respect to the calculation of the Company Bookings. If Parent and the Shareholder Representative are unable to agree with respect to the calculation of the Company Bookings within thirty (30) days after the date of the Dispute Notice, Parent and the Shareholder Representative shall submit their disputes to an accounting firm mutually agreed upon by Parent and the Shareholder Representative for a binding resolution within thirty (30) days thereafter. The cost of such accounting firm shall be paid one-half by Parent and one-half by the Company Shareholders.

(vii) Upon final determination of the Earnout Amount,

a) Parent will pay to each of the Cash Shareholders an amount in cash equal to the Cash Shareholder’s Proportionate Interest in the Earnout Amount; and

b) Parent will issue the Merger Note, in the form attached as Exhibit L, to the Shareholder Representative, as agent for the Carryover Shareholders. The principal amount of the Merger Note will be equal to the Earnout Amount, minus the amount of cash paid to the Cash Shareholders under (a) above.

(viii) The interest rate under the Merger Note will be equal to the interest rate payable by Parent under the note issued pursuant to the First Priority Term Loan Facility (as such term is defined in the Financing Commitment Letter) with respect to LIBOR (as such term is defined in the Financing Commitment Letter) advances as of September 30, 2007.

(ix) The Merger Note will mature and be payable upon the earlier of (a) six months after the original maturity date of the second priority facility entered into in connection with the Financing Transaction, and (b) thirty (30) days after the date on which Parent’s obligations under the credit facilities issued in connection with the Financing Transaction are repaid in full without the use of borrowed funds.

4. Authorization. Each of the parties hereto hereby represents and warrants that:

(i) it has the requisite corporate power and authority to enter into this First Amendment;

(ii) all corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this First Amendment and the consummation of the transactions contemplated hereby have been duly and properly taken; and

(iii) this First Amendment has been duly executed and delivered and constitutes a valid and binding obligation, enforceable against it in accordance with its terms.

5. Effect of First Amendment. This First Amendment is hereby incorporated into and made a part of the Merger Agreement. Except as amended by this First Amendment, all terms and provisions of the Merger Agreement shall continue and remain in full force and effect and binding upon the parties thereto.

6. Binding Effect. This First Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto.

7. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same First Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this First Amendment to the Agreement and Plan of Merger has been executed on behalf of each of the parties hereto as of the day and year first written above.

SECURE COMPUTING CORPORATION

By:	/s/ Mary K. Budge
Name:	Mary K. Budge
Title:	Senior Vice President, General Counsel

CIPHERTRUST, INC.

By:	/s/ Jay Chaudhry
Name:	Jay Chaudhry
Title:	Chairman and CEO